Exhibit 10.9
Letter Agreement between the Federal Home Loan Bank of Cincinnati and Sandra E. Bell dated November 22, 2006
November 22, 2006
Ms. Sandra E. Bell
2716 Lakewood Pointe
Cincinnati, Ohio 45244
Dear Sandra:
          This letter is to confirm our discussion regarding your employment status with the Federal Home Loan Bank of Cincinnati (the “Bank”). For the reasons set forth on October 26, 2006 by Mr. Hehman, the Bank and you have mutually agreed to end your employment as Executive Vice President, Chief Financial Officer effective November 30, 2006. The Bank is interested in effecting your separation in an amicable fashion and consistent with that interest, is willing to provide you with a package of separation benefits to which you are not otherwise entitled in exchange for your execution of this letter agreement (the “Agreement”).
          If you agree with the understandings and commitments set forth in this letter, this Agreement will constitute our complete agreement concerning your separation from employment and the additional benefits which you will receive in conjunction with that separation. If you sign this Agreement, you will receive the benefits as set forth in paragraphs A and B. If you do not sign this Agreement, you will only receive those benefits set forth in paragraph A.
          Your employment by and your status as an officer of the Bank will end on November 30, 2006. Until that time, you will remain an employee and officer of the Bank and you will receive your current salary and all Bank maintained benefits for which you otherwise qualify.
A. BENEFITS TO WHICH YOU ARE ENTITLED WHETHER YOU SIGN THIS AGREEMENT OR NOT: In the event you choose not to sign this Agreement, you shall receive only those benefits to which you are already entitled, namely:
1.	The Bank will provide you with the necessary information and forms in relation to your option to purchase continued health insurance coverage (i.e., medical, dental and vision) commencing December 1, 2006, under the Bank’s health insurance continuation program which is consistent with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA).

2.	The Bank will pay you all accrued but unused vacation in the amount of $10,887.15 as of the ending date of your employment.

Ms. Sandra E. Bell
November 22, 2006

3.	When your employment ends, you will have the option to convert your life and long term disability insurance coverages, if applicable, to individual policies consistent with the terms of such coverages. If you wish to convert to individual coverage policies, please contact me as soon as possible to complete the necessary forms.

4.	You will be entitled to your account balance (through and including all voluntary and matching contributions for the month of November) under the Bank’s Thrift Plan, subject to the plan’s normal withdrawal and distribution rules.

5.	You will be entitled to your benefits (through and including all voluntary and matching contributions for the month of November) under the Bank’s Benefit Equalization Plan, subject to the plan’s normal withdrawal and distribution rules. It is anticipated this amount should be payable to you the week of January 22, 2007. In the event of your death prior to such date, such benefits shall be paid to your designated beneficiary.

6.	You will be entitled to the “Retirement Benefit” under the Deferred Compensation Agreement, subject to and in accordance with the Deferred Compensation Agreement’s terms and definitions and applicable IRS regulations. Specifically, pursuant to 3(b) of the Deferred Compensation Agreement, you shall be fully vested in this Retirement Benefit, which currently totals $307,629.00 as of September 30, 2006 and which amount plus all additional accrued interest shall be paid during the week of January 22, 2007. In the event of your death prior to such date, such Retirement Benefit shall be paid to your designated beneficiary.
B. ADDITIONAL BENEFITS: If you sign this Agreement and it becomes effective, you will receive the following package of separation benefits to which you are not otherwise entitled in conjunction with the ending of your employment:
1.	The Bank will pay you four (4) months separation pay. This separation pay would be in the gross amount of $113,000.00. The Bank will deduct from this gross amount tax withholdings as required by law. The separation pay will be paid to you no later than December 15, 2006, the next regular pay date following your separation of employment.

2.	The Bank will make available to you the services of an outplacement firm, selected by the Bank with your input, with the cost of such services to be paid by the Bank and not to exceed $25,000. The Bank will engage such outplacement firm on your behalf as soon as reasonably practicable with such services to begin immediately. As part of such services, a mutually agreed statement consisting of the filed Form 8-K will be issued by the Bank.

3.	In relation to your option to purchase continued health insurance coverage for you and your family pursuant to your rights under the Bank’s health insurance continuation

Ms. Sandra E. Bell
November 22, 2006

program, and provided that you timely elect to continue coverage and provided further that you remain eligible to continue coverage under the Bank’s plan and that you not waive coverage available to you under a subsequent employer’s health insurance program, the Bank will pay the entire premium cost of continuing your elected health insurance coverages (i.e., medical, dental and vision) for twelve (12) months (through November 30, 2007). You may continue your health insurance coverage after that date under the Bank’s plan at your own expense, provided you are eligible under the terms of the plan to do so.

4.	You shall remain eligible to receive a prorated incentive payment in accordance with the Bank’s Executive Incentive Compensation Plan (also known as the Officer’s Incentive Plan) for year 2006. The prorated amount shall be based on the last day of employment of November 30, 2006, notwithstanding the provisions of Section 12 of the Officer’s Incentive Plan. The prorated amount of your salary (91.51% of the full year amount) shall be based on the last day of your employment being November 30, 2006. Any amount due hereunder shall be paid to you according to the terms of the Officer’s Incentive Plan which takes into account the Bank’s year end performance results. In the event of your death prior to such payment (which should not be later than mid-February, 2007), any amount due hereunder shall be paid to your beneficiary as designated under the Bank’s Benefit Equalization Plan.
     In exchange for and in consideration of these additional benefits described and set forth in paragraph B above, you, on behalf of yourself, your successors, your assigns, your heirs, your executors, and your administrators, release and forever discharge the Bank and its affiliates, associated entities, predecessors, successors and assigns, and their officers, directors, shareholders, agents, employees and representatives from all liability, claims and demands, actions and causes of action, damages, costs, payments and expenses (the “claims”) of every kind, nature, or description arising out of your employment relationship with the Bank, or the ending of your employment. You agree that the claims being released and forever discharged by you include, but are not limited to, those claims which may arise in tort, in contract, and by state or federal statute, regulation or other law. Notwithstanding the foregoing, this release does not apply to any rights you may have under any director’s and officer’s insurance of the Bank applicable to the period when you served as an officer of the Bank. In the event the Bank maintains director’s and officer’s insurance coverage in the future, it will not exclude former officers from the definition of “Insured Person” for the express purpose of excluding Ms. Bell from eligibility thereunder. The Bank agrees to provide Ms. Bell at her request with a copy of its director’s and officer’s insurance coverage for subsequent policy periods ending after 7/1/07. In addition, this release does not apply to any rights you may have as an officer of the Bank under any indemnification provisions for third-party claims contained under the current By-Laws of the Bank as set forth on Exhibit 1 attached hereto. In the event the Bank changes, amends, modifies, restates or otherwise revises the indemnification provisions for third-party claims contained in

Ms. Sandra E. Bell
November 22, 2006

the current By-Laws, the Bank will not make such changes, amendments, modifications, restatements or revisions for the express purpose of excluding Ms. Bell from coverage by or eligibility under such indemnification provisions. Nothing contained herein shall constitute a release of any rights you have under this Agreement.
     Without releasing any rights it may have to indemnification, contribution or any other claim it may have (of which it currently is aware of none), Bank acknowledges that it knows of no actions taken or omitted to be taken by you which have or will expose the Bank to any liability.
     You agree not to disclose to others or to use any of the Bank’s confidential and proprietary information concerning operational, financial, sales, trade, business, trade secrets, programs, policies, know-how, future developments, procedures or related matters which you have learned or obtained through and throughout your employment and association with the Bank, except as required to do so by law or by order of a court of competent jurisdiction. Further, you agree that you have or that you will on or before November 30, 2006 return to the Bank any and all Bank property, including the Bank car, credit cards, telephone card, keycard, laptop computer and any other Bank property.
     Under state and federal law, you have a right not to be discriminated against on the basis of various characteristics including but not limited to race, age, sex, national origin, religion or disability. This Agreement between you and the Bank includes, but is not limited to, a voluntary waiver of all claims of discrimination. Specifically, this Agreement includes a voluntary waiver of all claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621. You are advised to consult an attorney regarding this Agreement and you acknowledge and agree that you consulted with an attorney, James H. Smith III, Lindhorst & Dreidame, who has represented you in discussions with the Bank’s counsel, David G. Holcombe, Baker & Hostetler LLP, 312 Walnut Street, Suite 3200, Cincinnati, Ohio 45202-4074, (513) 929-3402.
     It is understood and agreed that this Agreement is a compromise of any alleged claims and that the making of this offer, the entering into of this Agreement, and the benefits paid to you are not to be construed as an admission of liability on the part of the Bank, and that all liability is expressly denied by the Bank.
     The terms of this Agreement shall remain confidential, and each party agrees that it will not publish or publicize the terms of this Agreement in any manner unless required to do so by law. The parties agree that they will not discuss or reveal the terms of this Agreement to any persons, other than Ms. Bell may discuss or reveal the terms to her immediate family, her attorney, and her financial advisors and the Bank may discuss or reveal the terms to appropriate regulatory bodies, its external auditors, and Bank management personnel and directors. You will not, or cause others to, disparage the Bank, its affiliates, associated entities, predecessors,

Ms. Sandra E. Bell
November 22, 2006

successors and assigns, or their officers, directors, shareholders, agents, employers or representatives. The Bank’s President & CEO, the Bank’s VP, HR & Administration, and any other Bank designated spokesperson(s) agree not to make disparaging remarks about you, your services, management, capabilities, or activities based on the experiences of the Bank while Bank employed you.
     The parties agree that all inquires from prospective employers of Ms. Bell shall be directed to Richard T. Fitzpatric, whose title is VP, HR & Administration, or his successor, that the only information to be divulged to such prospective employer(s) is (1) the date of Ms. Bell’s employment by the Bank; and (2) her job title. The parties further agree that Ms. Bell’s personnel file shall be sealed and retained by the VP, HR & Administration. Nothing herein contained shall preclude any employee or director of the Bank requested by Ms. Bell from providing a personal reference for Ms. Bell. If provided, Ms. Bell authorizes such employees and directors to release any and all information relating to her employment with the Bank and waives all claims against, and releases from any and all liability, the Bank and such employees and directors with respect to any and all information provided by such employees and directors.
     This Agreement is made and entered into in the State of Ohio and will be in all respects interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     If the terms of this Agreement are acceptable to you, please so indicate by signing on the appropriate line below and then return this Agreement to me. You will, of course, be provided with a copy of this Agreement. You agree that you have read this Agreement completely and understand its terms; that you have had an opportunity to consider the terms of this Agreement; that you have been advised to consult with and you have in fact consulted with personal advisors, including an attorney of your choosing. You have twenty-one (21) days within which to consider the terms of this Agreement. This Agreement does not become effective or enforceable until seven (7) days after you have executed this Agreement. During the seven-day period following the execution of this Agreement, you may revoke this Agreement in its entirety by providing written revocation to me.

Cordially yours,

Richard T. Fitzpatric, SPHR
Vice President
Human Resources & Administration

Ms. Sandra E. Bell
November 22, 2006

I have carefully read and fully understand all the terms of this Agreement.

/s/ Sandra E. Bell

Sandra E. Bell
November 22, 2006

Date